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UJB FINANCIAL CORP.                                                                     Exhibit (28)C
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)
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                                                                                Six Months Ended
                                                                                    June 30,
                                                                            -----------------------
                                                                               1994        1993
                                                                            ----------- -----------
 OPERATING ACTIVITIES
   Net income                                                              $    59,000 $    42,768
   Adjustments to reconcile net income to net cash
     provided by operating activities:
       Provision for loan losses and other real estate                          42,860      68,611
       Depreciation, amortization and accretion                                 18,467      13,545
       Gains on sales of investment and trading account securities              (1,876)     (7,633)
       Gains on sales of mortgages held for sale                                  (117)     (1,233)
       Gains on the sales of other real estate owned                              (365)       (461)
       Proceeds from the sales of other real estate owned                       15,976      24,550
       Proceeds from the sales of mortgages held for sale                      102,313     119,065
       Originations of mortgages held for sale                                 (74,435)   (118,680)
       Net decrease (increase) in trading account securities                     2,368      (4,061)
       Increase in accrued interest receivable and other assets                (43,590)    (46,887)
       Increase in accrued interest payable, accrued
         expenses and other liabilities                                         38,162      37,475
                                                                            ----------- -----------
         NET CASH PROVIDED BY OPERATING ACTIVITIES                             158,763     127,059
                                                                            ----------- -----------
 INVESTING ACTIVITIES
   Proceeds from maturities of investment securities                           632,604     389,559
   Purchases of investment securities                                       (1,488,532)   (737,052)
   Purchases of investment securities available for sale                             -    (311,738)
   Proceeds from maturities of investment securities available for sale        246,103      73,632
   Proceeds from the sales of investment securities available for sale           5,109     337,004
   Net decrease (increase) in interest bearing deposits with banks               3,991      (6,336)
   Proceeds from the sales of loans                                                  -      44,803
   Net increase in loans                                                      (438,258)    (60,747)
   Purchases of premises and equipment, net                                     (2,912)     (5,631)
                                                                            ----------- -----------
         NET CASH USED IN INVESTING ACTIVITIES                              (1,041,895)   (276,506)
                                                                            ----------- -----------
 FINANCING ACTIVITIES
   Net increase (decrease) in demand and savings deposits                      220,568     (25,492)
   Net decrease in time deposits                                              (116,634)   (295,752)
   Net increase in short-term borrowings                                       873,853      39,705
   Principal payments on long-term debt                                         (5,025)    (21,884)
   Proceeds from the issuance of long-term debt                                  1,040           -
   Dividends paid                                                              (22,645)    (16,714)
   Proceeds from issuance of common stock under dividend
     reinvestment and other stock plans                                          7,142       7,054
   Other, net                                                                      (63)       (619)
                                                                            ----------- -----------
         NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES                      958,236    (313,702)
                                                                            ----------- -----------
 INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                               75,104    (463,149)
 CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                              819,904   1,119,547
                                                                            ----------- -----------
 CASH AND CASH EQUIVALENTS AT END OF PERIOD                                $   895,008 $   656,398
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SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid:
     Interest payments                                                     $   147,920 $   170,092
     Income tax payments                                                        28,528      11,185
Noncash investing activities:
    Loans made in conjunction with the sale of  other real estate owned          6,091       8,465
    Transfer of loans to other real estate                                      21,931      30,924
    Transfer of investment securities available for sale to
        investment securities                                                  707,808           -
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